Morgan Stanley Universal
Institutional Funds, Inc. - Mid Cap
Growth Portfolio
Item 77O- Transactions effected
pursuant to Rule 10f-3

Securities Purchased:  Atlassian Corp.
Purchase/Trade Date:	  12/9/2015
Offering Price of Shares: $21.000
Total Amount of Offering: 22,000,000
Amount Purchased by Fund: 22,423
Percentage of Offering Purchased by Fund: .102
Percentage of Fund's Total Assets: .35
Brokers:  Goldman Sachs, Morgan Stanley,
Allen & Company LLC, UBS Investment Bank,
Jefferies, Canaccord Genuity, JMP Securities,
Raymond James, William Blair
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.